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NEWS                             [LOGO]                  ADMINISTRATIVE OFFICES
                      FIRSTFED AMERICA BANCORP, INC.     ONE FIRSTFED PARK
                                                         Swansea, MA  02777
                                                         508-679-8181

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FOR IMMEDIATE RELEASE
June 18, 1998

Contact:  Philip G. Campbell, VP-Investor Relations      508-679-8181, ext. 1361
          Edward A. Hjerpe III, SVP-Treasurer and CFO    508-679-8181, ext. 1505



        FIRSTFED AMERICA BANCORP, INC. Announces First Quarter Dividend

Swansea, Massachusetts, June 18, 1998 - FIRSTFED AMERICA BANCORP, INC., Swansea, Massachusetts (Amex:FAB), the parent holding company of First Federal Savings Bank of America, Fall River, Massachusetts, announced that its Board of Directors has declared a first-quarter cash dividend of $.05 per share. The dividend is to be paid to shareholders of record as of July 1, 1998. It will be paid on July 15, 1998.

Robert F. Stoico, Chairman, President and Chief Executive Officer, stated "We are extremely please to announce the Company's first dividend payment to shareholders. The payment of a cash dividend will enhance the value of our stock for existing shareholders, and will make it attractive to additional retail and institutional investors."

FIRSTFED AMERICA BANCORP, INC., through its subsidiary First Federal Savings Bank of America, currently operates 13 banking offices throughout Southeastern Massachusetts and Rhode Island and 5 loan origination centers located in Massachusetts and Rhode Island. As of March 31, 1998 FIRSTFED AMERICA BANCORP, INC. has approximately $1.282 billion in assets and total stockholders' equity of $127.0 million.

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